UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HAWAIIAN HOLDINGS INC

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A Message from President & CEO Peter Ingram

It has been a day since we announced our agreement to combine with Alaska Airlines, and I wanted to come back to you with more information about what this deal means for our company going forward.

By now, you should have heard from your workgroup leader with some details about how your team is affected. There are still many details that will be worked out in the months ahead. I encourage you to submit questions. We’ll keep an updated list of FAQs on HApeople. And if you are able, please join me and the senior leaders for the Hawaiian Live Webcast today at 1 p.m. HST.

The nature of this transaction required us to keep the early parts of this process confidential. Now that the agreement has been announced, I want to make sure you understand as much as possible about the transaction, the way forward, and what it means for you.

What will the future look like?

This combination of airlines is not like others that have occurred in the U.S. industry: no other airline combination has maintained two separate brands for the long term. There is not a deal equivalent that we can point to as an example of what to expect. The Hawaiian Airlines brand that you have built over the decades is a unique and valuable asset, and the team at Alaska recognizes this.

We know that our livery, logo, and signature aspects of the Hawaiian Airlines brand experience will remain. As I shared yesterday, Alaska Airlines has committed to maintain and grow union-represented jobs in Hawai’i including preserving pilot, flight attendant, and maintenance bases in Honolulu and airport operations and cargo throughout the state. There will be opportunities for non-union employees to continue with the combined company. Alaska Airlines will retain a regional headquarters in Honolulu to manage what will become their second largest hub. They intend to maintain our Neighbor Island, Mainland and Asia/Pacific networks.

Eventually, the combined company will have a single operating certificate, and unions will integrate their seniority lists and contracts according to established processes. There will be one loyalty program and a common reservations system and technology platform. The combined entity will be a part of the oneworld Alliance, providing even more network reach and benefits to our guests.

There is, of course, a great deal that is still not decided. But I am confident that this combination with Alaska Airlines will preserve what guests and employees love about both brands while enhancing choice and opportunity.

The process going forward

The deal needs to be voted on and approved by Hawaiian Airlines shareholders. We expect the vote to happen in the first quarter of 2024, and we believe the combination of Hawaiian and Alaska Airlines is strongly in their interest.

All airline transactions in the U.S. are subject to clearance by the Department of Justice. We will provide the DOJ and Department of Transportation with information. We expect the review process to take 12-18 months.

In the meantime, we will continue to operate our business with a focus on safety, operational excellence, and sharing ho‘okipa with guests. While we are confident that the deal will ultimately be approved, the regulatory process can be long and uncertain, so we need to make sure we remain healthy as a stand-alone business and continue to make investments in the future – including improving our technology, taking delivery of our 787s, and installing Starlink connectivity on our long-haul fleet. If you are asked by our guests about what this means for them in the near term, you can assure them that nothing is changing right away.

Members of our team will be working with members of Alaska Airlines’ team to plan for integration of the airlines when the deal closes. You have my commitment that, throughout this process, we’ll communicate with you regularly.

Introducing Ben

Ben Minicucci will be the CEO of the combined company. I’ve gotten to know him over the last few years – he and I became CEOs of our respective companies within a few years of each other – and I can say that he is a leader who genuinely cares about his people. He has spent time in Hawai‘i given Alaska Airlines’ presence here and has a deep respect for our culture. Below is an introductory video message from Ben.

“Thank you, Peter, for the warm introduction in your email today, and hello everyone.

All of us at Alaska Airlines are honored by the opportunity to join together with Hawaiian Airlines, to deepen our service to Hawai‘i and across the Pacific, and to create an even stronger airline together.

First, I want to acknowledge the range of emotions you must be feeling, and know that this news may take some time to process.

We have longstanding respect for Hawaiian Airlines, your values and culture, and your 94-year history of serving Hawai‘i. You’ve built a remarkable and very special airline; one that I deeply respect.

I am humbled to be here talking with you, and I appreciate the chance to share a few words to introduce myself and our company, and to reaffirm our commitment to you and the people of Hawai‘i.

I want to reiterate something you have heard from Peter and other leaders, which is that nothing is changing today. And as we build our future together, I want to personally reaffirm a few things because they are so important:

1.

We are committed to maintaining and growing union-represented jobs in Hawai‘i, including pilot, flight attendant, and maintenance bases in Honolulu and airport operations and cargo throughout the state, providing greater opportunity for career advancement, and competitive pay and benefits.

2.	We will maintain strong, local operations with local leadership and regional headquarters in Hawai‘i.

3.

We will preserve the Hawaiian Airlines brand – on planes, at the airports, and elsewhere – as we become one airline, supported by a combined industry-leading loyalty program. Having both brands exist alongside one another is really unique in the airline industry. But this reflects our appreciation of the importance that the Hawaiian brand has to you, to our guests and to the community.

4.	We will maintain Neighbor Island service, which we know provides a critical link for families, business, and daily life.

5.

We will expand service and convenience for Hawai‘i residents, with three times as many destinations throughout North America that can be reached nonstop or with one-stop, and greater access to global destinations.

6.	We will also continue to support the local community, working with local nonprofits and government to help build a vibrant future for Hawai‘i.

Alaska Airlines has been grateful to serve Hawai‘i for over sixteen years.

We also know that there’s much we can learn from you about how to serve Hawai‘i and be good stewards of the Hawaiian Airlines brand.

At Alaska, we have 23,000 incredible people who I’m incredibly proud of. And like you, they are committed to running a great airline and taking fantastic care of our guests. I’ll be working with your leadership team to find time early in the new year to meet with you and learn more about what is important to you.

In the meantime, thank you for everything you are doing to run a fantastic airline, for your continued dedication to Hawaiian Airlines, to your guests and communities, and to each other.

Mahalo.”

In January, we’ll have more opportunities for you to meet and get to know Ben and the Alaska Airlines team. We are planning to host employee town halls and pau hana at the Honolulu Convention Center in January with Ben and other Alaska Airlines senior leaders. You will get a Save the Date message for these soon. Ben and I will also be out in the operation together in stations across the system over the coming months.

I know that this feels like a lot of change – the most we have experienced in our 94-year history. Please know that the senior leadership team and I are here to answer your questions and hear your concerns. Mahalo and aloha.

Forward-Looking Statements

This communication contains forward-looking statements subject to the safe harbor protection provided by the federal securities laws, including statements relating to the expected timing of the closing of the pending acquisition (the “Transaction”) of Hawaiian Holdings Inc. (“Hawaiian Holdings”) by Alaska Air Group, Inc. (“Alaska Air Group”); considerations taken into account by Alaska Air Group’s and Hawaiian Holdings’ Boards of Directors in approving the Transaction; and expectations for Alaska Air Group and Hawaiian Holdings following the closing of the Transaction. There can be no assurance that the Transaction will in fact be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements include: the possibility that Hawaiian Holdings shareholders may not approve the adoption of the merger agreement; the risk that a condition to closing of the Transaction may not be satisfied (or waived); the ability of each party to consummate the Transaction; that either party may terminate the merger agreement or that the closing of the Transaction might be delayed or not occur at all; possible disruption related to the Transaction to Alaska Air Group’s or Hawaiian Holding’s current plans or operations, including through the loss of customers and employees; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Transaction; a failure to (or delay in) receiving the required regulatory clearances for the Transaction; uncertainties regarding Alaska Air Group’s ability to successfully integrate the operations of Hawaiian Holdings and Alaska Air Group and the time and cost to do so; the outcome of any legal proceedings that could be instituted against Hawaiian Holdings, Alaska Air Group or others relating to the Transaction; Alaska Air Group’s ability to realize anticipated cost savings, synergies or growth from the Transaction in the timeframe expected or at all; legislative, regulatory and economic developments affecting the business of Alaska Air Group and Hawaiian Holdings; general economic conditions including those associated with pandemic recovery; the possibility and severity of catastrophic events, including but not limited to, pandemics, natural disasters, acts of terrorism or outbreak of war or hostilities; and other risks and uncertainties detailed in periodic reports that Alaska Air Group and Hawaiian Holdings file with the Securities and Exchange Commission (“SEC”). All forward-looking statements in this communication are based on information available to Alaska Air Group and Hawaiian Holdings as of the date of this communication. Alaska Air Group and Hawaiian Holdings each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.

Additional Information and Where to Find It

Hawaiian Holdings, its directors and certain executive officers are participants in the solicitation of proxies from stockholders in connection with the Transaction. Hawaiian Holdings plans to file a proxy statement (the “Transaction Proxy Statement”) with the SEC in connection with the solicitation of proxies to approve the Transaction.

Daniel W. Akins, Wendy A. Beck, Earl E. Fry, Lawrence S. Hershfield, C. Jayne Hrdlicka, Peter R. Ingram, Michael E. McNamara, Crystal K. Rose, Mark D. Schneider, Craig E. Vosburg, Duane E. Woerth and Richard N. Zwern, all of whom are members of Hawaiian Holdings’ board of directors, and Shannon L. Okinaka, Hawaiian Holdings’ chief financial officer, are participants in Hawaiian Holdings’ solicitation. None of such participants owns in excess of one percent of Hawaiian Holdings’ common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Please refer to the information relating to the foregoing (other than for Messrs. Akins and Woerth) under the caption “Security Ownership of Certain Beneficial Owners and Management” in Hawaiian Holdings’ definitive proxy statement for its 2023 annual meeting of stockholders (the “2023 Proxy Statement”), which was filed with the SEC on April 5, 2023 and is available at

https://www.sec.gov/ix?doc=/Archives/edgar/data/1172222/000117222223000022/ha-20230405.htm#i2d8a68908cc64c37bbeca80e509abb72_31. Since the filing of the 2023 Proxy Statement, (a) each director (other than Mr. Ingram) received a grant of 13,990 restricted stock units that will vest upon the earlier of (i) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (ii) a change in control of Hawaiian Holdings; (b) Mr. Ingram received a grant of 163,755 restricted stock units; and (c) Ms. Okinaka received a grant of 57,314 restricted stock units. In the Transaction, equity awards held by Mr. Ingram and Ms. Okinaka will be treated in accordance with their respective severance and change in control agreements. As of December 1, 2023, Mr. Ingram beneficially owns 340,964 shares and Ms. Okinaka beneficially owns 86,903 shares. The 2023 proxy statement, under the caption “Executive Compensation—Potential Payments Upon Termination or Change in Control,” contains certain illustrative information on the payments that may be owed to Mr. Ingram and Ms. Okinaka in a change of control of Hawaiian Holdings. As of December 1, 2023, (a) Mr. Woerth beneficially owns 37,389 shares and (b) Mr. Akins beneficially owns no shares. Mr. Akins received a grant of 13,990 restricted stock units that will vest upon the earlier of (a) the day prior to Hawaiian Holdings’ 2024 annual meeting of stockholders or (b) a change of control.

Promptly after filing the definitive Transaction Proxy Statement with the SEC, Hawaiian Holdings will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HAWAIIAN HOLDINGS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of Hawaiian Holdings’ definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by Hawaiian Holdings with the SEC in connection with the Transaction will also be available, free of charge, at Hawaiian Holdings’ investor relations website (https://newsroom.hawaiianairlines.com/investor-relations), or by writing to Hawaiian Holdings, Inc., Attention: Investor Relations, P.O. Box 30008, Honolulu, HI 96820.